Exhibit 99.3

SUMMARY FINANCIAL INFORMATION

The following table presents our summary historical consolidated financial data as of the dates and for the periods indicated. The consolidated statement of operations and other financial data for each of the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from our consolidated financial statements, which have been audited by our independent registered public accounting firm. The unaudited condensed consolidated statement of operations and other financial data for the nine months ended September 30, 2011 and 2010 and the unaudited condensed consolidated balance sheet data as of September 30, 2011 have been derived from our unaudited condensed consolidated financial statements. The unaudited condensed consolidated statement of operations and other financial data for the twelve months ended September 30, 2011 are derived by adding our financial data for the nine months ended September 30, 2011 to our financial data for the three months ended December 31, 2010. In the opinion of our management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Our results for the interim period are not necessarily indicative of results for a full year, and the historical results presented below are not necessarily indicative of results that you can expect for any future period.

You should read the data set forth in the table below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the accompanying notes thereto included in our public filings.

	Nine months ended September 30,		Twelve months ended September 30,	Years ended December 31,
(Dollars in thousands)	2011	2010	2011	2010	2009	2008
Statement of operations data:
Net revenue	$102,814	$101,236	$137,700	$136,122	$139,389	$163,717

Operating expense:
Engineering and programming expenses	28,508	29,834	38,635	39,961	41,379	61,012
Selling, general, and administrative	36,698	36,123	49,562	48,987	50,029	70,720
Corporate expenses	5,590	5,806	7,962	8,178	9,686	12,806
Depreciation and amortization	4,010	4,394	5,426	5,810	6,262	6,261

Total operating expenses	74,806	76,157	101,585	102,936	107,356	150,799
Loss (gain) on sale of assets, net	(17)	31	162	210	(14)	(13)
Impairment charges and restructuring costs	207	2,097	1,134	3,024	21,641	421,116

Operating (loss) income	27,818	22,951	34,819	29,952	10,406	(408,185)
Other (expense) income:
Interest (expense), net	(6,114)	(11,743)	(8,168)	(13,797)	(26,869)	(22,062)
Change in fair value of derivative instrument	—	5,863	—	5,863	5,790	(3,813)
Other (expense) income, net	—	—	—	—	(414)	3,851

Income (loss) before income taxes	21,704	17,071	26,651	22,018	(11,087)	(430,209)
Income tax expense (benefit)	4,160	5,390	5,746	6,976	2,691	(101,486)

Net income (loss)	$17,544	$11,681	20,905	$15,042	$(13,778)	$(328,723)

		As of December 31,
(Dollars in thousands)	As of September 30, 2011	2010	2009	2008
Balance sheet data:
Cash and cash equivalents	$63,452	$55,140	$53,580	$32,852
Total assets	495,672	474,819	478,793	489,267
Total liabilities (including current portion)	441,655	430,980	441,926	434,673
Preferred stock (1)	92,349	92,349	92,349	92,349
Total stockholder’s (deficit)	$(38,332)	$(48,510)	$(55,482)	$(37,755)

	Nine months ended September 30,		Twelve months ended September 30,	Years ended December 31,
(Dollars in thousands)	2011	2010	2011	2010	2009	2008
Cash flow data:
Net cash provided by operating activities	$24,050	$19,761	$28,573	$24,284	$30,084	$1,989
Net cash used in investing activities	(10,474)	(1,257)	(10,754)	(1,537)	(705)	(15,978)
Net cash used in financing activities	(5,264)	(20,266)	(6,185)	(21,187)	(8,651)	(14,281)

Other financial data:
EBITDA (2)	32,018	29,473	41,541	38,996	38,295	19,179
Adjusted EBITDA (2)	34,559	30,892	45,187	41,519	38,946	20,663
Station Operating Income (2),(3)	37,608	35,279	49,503	47,174	47,981	31,985
Capital expenditures (4)	$10,505	$1,257	$10,785	$1,537	$954	$16,097

(1)	Does not include accumulated and unpaid dividends on our preferred stock, which are included in total liabilities. Accumulated and unpaid dividends on our Series B cumulative exchangeable redeemable preferred stock were $19.4 million as of September 30, 2011.
(2)	We calculate operating income before depreciation and amortization, (gain) loss on the disposal of assets, net and impairment charges and restructuring costs (“EBITDA”) by adding back (i) impairment charges and restructuring costs, (ii) (gain) loss on disposal of assets, net and (iii) depreciation and amortization to operating income. We calculate Adjusted EBITDA by further adjusting EBITDA to add back (i) stock-based compensation, (ii) the termination of the WRNN-TV operations, (iii) severance payments, (iv) lawsuit settlements, (v) certain legal and accounting costs and (vi) non-capitalizable refinancing costs. We calculate Station Operating Income as set forth in footnote (3) below.

EBITDA, Adjusted EBITDA and Station Operating Income are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance, and we use them for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for operating income, net income (loss), cash flows from operating activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA, Adjusted EBITDA and Station Operating Income are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.

The use of EBITDA, Adjusted EBITDA and Station Operating Income instead of operating income, net income or another GAAP measure has limitations as an analytical tool, including the following:

•	EBITDA, Adjusted EBITDA and Station Operating Income do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA, Adjusted EBITDA and Station Operating Income do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA, Adjusted EBITDA and Station Operating Income do not reflect our tax expense or the cash requirements to pay our taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Station Operating Income do not reflect any cash requirements for such replacements;

•	EBITDA, Adjusted EBITDA and Station Operating Income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Station Operating Income does not reflect our corporate expense, although the support of our corporate functions is essential to the operation of our stations; and

•

Adjusted EBITDA includes adjustments that represent a cash expense or that represent a non-cash charge that may relate to a future cash expense, and some of these expenses, such as lawsuit settlement expenses, are of a type that we expect to incur in the future, although we cannot predict the amount of any such future charge.

Included below are tables that reconcile our net income (loss) and operating income (loss) in accordance with GAAP to EBITDA and Adjusted EBITDA.

	Nine months ended September 30,		Twelve months ended September 30,	Years ended December 31,
(Dollars in thousands)	2011	2010	2011	2010	2009	2008
Net income (loss)	$17,544	$11,681	$20,905	$15,042	$(13,778)	$(328,723)
add back: Income tax expense (benefit)	4,160	5,390	5,746	6,976	2,691	(101,486)
add back: Interest expense, net	6,114	11,743	8,168	13,797	26,869	22,062
add back: Change in fair value of derivative instrument (a)	—	(5,863)	—	(5,863)	(5,790)	3,813
add back: Other expense (income), net (b)	—	—	—	—	414	(3,851)

	Nine months ended September 30,		Twelve months ended September 30,	Years ended December 31,
(Dollars in thousands)	2011	2010	2011	2010	2009	2008

Operating income	$27,818	$22,951	$34,819	$29,952	$10,406	$(408,185)
add back: Impairment charges and restructuring costs (c)	207	2,097	1,134	3,024	21,641	421,116
add back: (Gain) loss on the disposal of assets, net	(17)	31	162	210	(14)	(13)
add back: Depreciation and amortization	4,010	4,394	5,426	5,810	6,262	6,261

EBITDA	$32,018	$29,473	$41,541	$38,996	$38,295	$19,179

add back: Stock-based compensation (d)	26	146	53	173	304	692
add back: Terminated WRNN-TV operations (e)	650	991	1,040	1,381	—	—
add back: Severance (f)	129	164	176	210	47	134
add back: Lawsuit settlements (g)	991	118	1,522	649	300	658
add back: Legal and accounting costs (h)	310	—	310	—	—	—
add back: Refinancing cost- non-capitalizable (i)	435	—	545	110	—	—

Adjusted EBITDA	$34,559	$30,892	$45,187	$41,519	$38,946	$20,663

(a)	The change in fair value of derivative instrument represents the income statement effect of changes in fair value of an interest rate swap relating to our existing senior credit facility. This interest rate swap is no longer in effect.
(b)	Other expense, net was primarily related to the write-down of a deposit for the year ended December 31, 2009 and to the write-off of the unused portion of unearned revenue relating to the MegaTV acquisition advertising agreement for the year ended December 31, 2008.
(c)	Impairment charges and restructuring costs represent:

•

for the nine months ended September 30, 2011 and 2010, the twelve months ended September 30, 2011 and the year ended December 31, 2010, impairment charges recognized on the sublease of our corporate office space and related property and equipment;

•

for the year ended December 31, 2009, impairment charges on some of our FCC broadcast licenses of approximately $18.6 million and restructuring costs related to the termination of various programming contracts and personnel and a loss on a sublease of office space and its related property and equipment totaling approximately $3.0 million; and

•	for the year ended December 31, 2008, impairment charges related to the FCC broadcasting licenses for certain individual stations in all of our markets.

(d)	Represents non-cash compensation expense recorded during the period with respect to the granting and vesting of stock-based awards under Accounting Standards Codification Topic 718 (“ASC 718”), Compensation—Stock Compensation (formerly SFAS 123(R)).
(e)	Represents our operating results related to our New York broadcast television operations on WRNN-TV, which were terminated.
(f)	Represents cash severance, termination and other employee-related costs that we do not believe are predictive of our ongoing employee costs. However, as we continue to focus on managing our costs, we may incur expenses similar to those we incurred in the periods shown. The amounts that we record are likely to vary, and we do not believe the amounts we have recorded in any given period can accurately predict the expenses we may incur in the future.
(g)	Represents a variety of mostly cash expenses relating to lawsuit settlements. We incur legal and settlement expenses in the ordinary course of business and do expect to incur similar expenses in the future. However, the amounts that we record are likely to vary, and we do not believe the amounts we have recorded in any given period can accurately predict the expenses we may incur in the future.
(h)	Represents legal and accounting costs that may not be fully reflective of our ongoing operations. These expenses include fees and disbursements of legal counsel and outside accountants in connection with an evaluation of our disclosure controls and procedures.
(i)	Represents expenses incurred in connection with the exploration of refinancing alternatives. We believe these expenses may not be fully reflective of our ongoing operations. In the future, we may incur expenses similar to those we incurred in the periods shown. The amounts that we record are likely to vary, and we do not believe the amounts we have recorded in any given period can accurately predict the expenses we may incur in the future.

(3)	We calculate Station Operating Income by adding back (i) impairment charges and restructuring costs, (ii) (gain) loss on disposal of assets, net, (iii) depreciation and amortization and (iv) corporate expense to operating income. Included below is a table that reconciles our operating income (loss) in accordance with GAAP to Station Operating Income. A reconciliation of our operating income (loss) to our net income (loss) is set forth in the table in footnote (2).

	Nine months ended September 30,		Twelve months ended September 30,	Years ended December 31,
(Dollars in thousands)	2011	2010	2011	2010	2009	2008
Operating income (loss)	$27,818	$22,951	$34,819	$29,952	$10,406	$(408,185)
add back: Impairment charges and restructuring costs	207	2,097	1,134	3,024	21,641	421,116
add back: (Gain) Loss on the disposal of assets, net	(17)	31	162	210	(14)	(13)
add back: Depreciation and amortization	4,010	4,394	5,426	5,810	6,262	6,261

EBITDA	$32,018	$29,473	$41,541	$38,996	$38,295	$19,179
add back: Corporate expense	5,590	5,806	7,962	8,178	9,686	12,806

Station Operating Income	$37,608	$35,279	$49,503	$47,174	$47,981	$31,985

(4)	For the nine months ended and twelve months ended September 30, 2011, capital expenditures include $8.0 million for an acquisition of a television station in Houston and related equipment. For the year ended December 31, 2008, capital expenditures include $6.0 million for the acquisition of a building and related improvements.